Exhibit 99

News Release

For Immediate Release		http://www.ball.com
Investor Contact:	Ann T. Scott	303-460-3537, ascott@ball.com
Media Contact:	Scott McCarty	303-460-2103, smccarty@ball.com

Ball Corporation Reports Full-Year 2005 Results

BROOMFIELD, Colo., Jan. 26, 2006—Ball Corporation [NYSE:BLL] today reported full year 2005 net earnings of $261.5 million, or $2.38 per diluted share, on sales of $5.75 billion, compared to $295.6 million, or $2.60 per diluted share, on sales of $5.44 billion in 2004.
The 2005 results include net after-tax charges of $25.7 million, or 24 cents per diluted share, related to various business consolidation and debt refinancing costs during the year. The 2004 results included an after-tax gain of $9.5 million, or eight cents per diluted share, related primarily to China business consolidation activities.
Fourth quarter 2005 net earnings were $44.6 million, or 42 cents per diluted share, on sales of $1.29 billion, compared to $56.4 million, or 50 cents per diluted share, on sales of $1.26 billion in the fourth quarter of 2004. The 2005 fourth quarter results include business consolidation and debt refinancing costs of $7.3 million, or seven cents per diluted share. The 2004 fourth quarter results included a net gain of $5.3 million, or five cents per diluted share, from the China business consolidation activities.
R. David Hoover, chairman, president and chief executive officer, said results for 2005 were in line with the company’s expectations for the year and were rewarding in view of a difficult cost environment for primary materials used in the manufacture of packaging products as well as for energy, fuel and coating materials.

- more -

Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

Ball Corporation - 2

“On a comparable basis, excluding business consolidation and debt refinancing costs in both years, our diluted earnings per share grew from $2.52 cents to $2.62 cents,” Hoover said. “2005 was also significant for the investments we began to make in our best performing businesses, the further improvement in our overall financing structure and the large number of our shares we repurchased. Our capital projects have been progressing extremely well and our financial actions have helped position us nicely for the future.”

North American Packaging Segment
North American packaging segment sales were $3.7 billion in 2005 compared to $3.54 billion in 2004. Sales in the quarter were $827.8 million compared to $823.2 million in the fourth quarter of 2004. Operating earnings for the year and the quarter (see note 1 of the attached condensed consolidated financials) were down in part due to business consolidation activities (discussed in note 2 of the financials).
“Annual sales revenues were up in all three of our North American Packaging product lines, in part the result of the pass through of some higher metal and resin costs,” Hoover said. “Operating earnings for the segment were lower due to business consolidation costs, higher energy, fuel and coating costs, as well as higher costs for the steel used to produce food cans. An increase in LIFO inventory reserves and non-cash pension costs also reduced operating earnings.
“We temporarily lost some beverage can sales volume in 2005 due to contract shifts, and a smaller amount of production capacity as we converted some lines from the manufacture of standard 12-ounce beverage cans to the production of specialty sized cans,” Hoover said. “In 2006 we expect volumes to return to 2004 levels, and our ability to meet the growing demand for specialty cans has been enhanced significantly.”
Hoover said the corporation’s plastic container operations had a better year in 2005, in part due to focusing efforts on heat-set and barrier containers. He said that focus will continue and the company is adding capacity to meet the incremental growth in demand for those containers. He said Ball is continuing to explore ways to reduce production costs for those containers and for the commodity bottles it supplies for soft drinks and water.

- more -

Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

Ball Corporation - 3

International Packaging Segment
Full year sales for the international packaging segment were $1.35 billion compared to $1.25 billion in 2004. Fourth quarter sales were $296.1 million in 2005 compared to $278.5 million in 2004 (see notes 1 and 2 of the financials).
“Our sales volumes and revenues increased in both Europe and China in 2005, though operating earnings were down due to many of the same factors that affected our North American packaging segment,” Hoover said. “The China business consolidation activities we began several years ago are now complete and we are much better sized and positioned to compete in the China market. A lower euro exchange rate contributed to lower operating earnings from Europe in the fourth quarter.
“Our joint venture operations in Brazil had a very good year in 2005,” Hoover said. “We foresee continued growth in the demand for beverage cans in Brazil and are undertaking projects to increase our production capacity through enhancements to our existing operations there.”

Aerospace and Technologies Segment
Aerospace and technologies segment sales were a record $694.8 million, up from $653 million in 2004, which was the previous record for the segment. Operating earnings were also a record at $54.7 million, compared to $48.7 million in 2004 and breaking the previous record of $49.5 million in 2003.
“Margins in our aerospace and technologies segment improved in 2006 as that business continued to grow,” Hoover said. “We ended the year with a record backlog of $761 million as we won several important contracts during the year. We began expansion of our facilities in order to meet demand for our products and services.
“The Deep Impact mission to study a comet and add to knowledge of the formation of the solar system was a tremendous success in 2005,” Hoover added. “2006 marks the 50th anniversary of our aerospace business and our history has been to build on past successes in order to expand our future market presence.”

Outlook
“We are pleased with our results in a challenging 2005, even though the 4 percent improvement in diluted earnings per share from operations was below our goal to increase those earnings 10 to 15 percent per year over time,” Hoover said. “In 2006 we anticipate improvement more in line with our stated goals as we compensate for some of the cost pressures we face with stringent controls and cost recovery measures throughout the corporation.
- more -

Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

Ball Corporation - 4

“We expect volumes in our North American beverage can operations to return to 2004 levels after a dip in 2005, and for growth in demand for our specialty cans to continue,” Hoover said. “Our plastic container operations will attempt to build on their improved 2005 performance. Our metal food can operations are in a challenging environment. We closed a plant in 2005 and are working on numerous projects to improve results in those operations.
“Indications are that 2006 will be the year the beverage can begins a comeback in Germany after three years of being largely out of the market due to the imposition of a deposit on containers without an adequate system to handle the redemption of deposit containers,” Hoover said. “That, plus production from our Belgrade plant, provide upside in our international packaging segment, though we recognize there may be cost pressures, exchange rates and other variables in Europe and China that could affect results as well.
“We expect another strong year in our aerospace and technologies segment, though operating earnings could decline marginally due to an increase in non-cash pension costs,” Hoover said. “Strong demand continues for our capabilities and we see opportunities for sustained growth in defense/intelligence, remote sensing and space exploration in particular.”
Raymond J. Seabrook, senior vice president and chief financial officer, said lower interest expense, a low effective tax rate, a reduced number of shares outstanding and continued strong cash flow generation all contribute to a positive outlook for 2006.
“Our free cash flow should be in the range of $250 million in 2006, after capital spending, on top of the $267 million we generated in 2005,” Seabrook said. “We are entering the second year of a three-year capital spending program to make improvements in our packaging segments and accommodate continued growth in our aerospace segment.
“We repurchased more than $350 million of our stock in 2005,” Seabrook added, “and the 2006 stock buyback is anticipated to be in the $150 million range. New accounting rules for expensing stock options are expected to reduce our 2006 diluted earnings per share by three cents.”
Ball Corporation is a supplier of high-quality metal and plastic packaging products and owns Ball Aerospace & Technologies Corp., which develops sensors, spacecraft, systems and components for government and commercial customers. The company employs more than 13,500 people worldwide.

- more -

Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

Ball Corporation - 5

Conference Call Details
At 9 a.m. Mountain Time today (11 a.m. Eastern), Ball will hold its regular quarterly conference call on the company's fourth quarter and full-year 2005 results and performance.
The North American toll-free number for the call is 888-294-1314. International callers should dial +1 212-346-6533. For those unable to listen to the live call, a taped rebroadcast will be available until 11 a.m. Mountain Time on Feb. 2, 2006. To access the rebroadcast, dial 800-633-8284 (domestic callers) or +1 402-977-9140 (international callers) and enter 21279483 as the reservation number.
Please use the following URL for a Web cast of the live call and for the replay:
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=115234&eventID=1187105
A written transcript of the call will be posted within 48 hours of the call's conclusion to Ball's Web site at www.ball.com in the investor relations section under “presentations.”

Forward-Looking Statements
This news release contains “forward-looking” statements concerning future events and financial performance. Words such as “expects,” “anticipates,” “estimates,” and variations of same and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties which could cause actual results to differ materially from those expressed or implied. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key risks and uncertainties are summarized in filings with the Securities and Exchange Commission, including in Exhibit 99.2 in our Form 10-K. These filings are available at our Web site and at www.sec.gov. Factors that might affect our packaging segments include fluctuation in consumer and customer demand and preferences; availability and cost of raw materials, including recent significant increases in resin, steel, aluminum and energy costs, and the ability to pass such increases on to customers; competitive packaging availability, pricing and substitution; changes in climate and weather; fruit, vegetable and fishing yields; industry productive capacity and competitive activity; failure to achieve anticipated productivity improvements or production cost reductions, including those associated with our beverage can end project; the German mandatory deposit or other restrictive packaging laws; changes in major customer or supplier contracts or loss of a major customer or supplier; changes in foreign exchange rates, tax rates and activities of foreign subsidiaries; and the effect of LIFO accounting. Factors that might affect our aerospace segment include: funding, authorization, availability and returns of government contracts; and delays, extensions and technical uncertainties affecting segment contracts. Factors that might affect the company as a whole include those listed plus: acquisitions, joint ventures or divestitures; regulatory action or laws including tax, environmental and workplace safety; governmental investigations; technological developments and innovations; goodwill impairment; antitrust, patent and other litigation; strikes; labor cost changes; rates of return projected and earned on assets of the company's defined benefit retirement plans; reduced cash flow; interest rates affecting our debt; and changes to unaudited results due to statutory audits or other effects.

4/06                           # # #

Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

Condensed Financials (Year ended December 2005)
Unaudited Statements of Consolidated Earnings

	Three months ended December 31,		Year ended December 31,
($ in millions, except per share amounts)	2005	2004	2005	2004
Net sales (Note 1)	$1,291.2	$1,262.8	$5,751.2	$5,440.2
Costs and expenses
Cost of sales (excluding depreciation and amortization)	1,093.8	1,031.1	4,822.4	4,433.5
Business consolidation (gains) costs (Note 1 and 2)	(6.9)	(8.5)	21.2	(15.2)
Depreciation and amortization	52.7	52.4	213.5	215.1
Selling and administrative	60.0	66.1	231.6	267.9
	1,199.6	1,141.1	5,288.7	4,901.3
Earnings before interest and taxes (Note 1)	91.6	121.7	462.5	538.9
Interest expense before debt refinancing costs	(22.6)	(24.7)	(97.1)	(103.7)
Debt refinancing costs (Note 2)	(18.0)	-	(19.3)	-
Total interest expense	(40.6)	(24.7)	(116.4)	(103.7)
Tax provision (Note 3)	(10.0)	(30.6)	(99.3)	(139.2)
Minority interests	(0.1)	(0.2)	(0.8)	(1.0)
Equity in results of affiliates (Note 4)	3.7	(9.8)	15.5	0.6
Net earnings	$44.6	$56.4	$261.5	$295.6
Earnings per share:
Basic	$0.43	$0.51	$2.43	$2.67
Diluted	$0.42	$0.50	$2.38	$2.60

Weighted average shares outstanding (000s):
Basic	103,046	110,657	107,758	110,846
Diluted	104,892	113,706	109,732	113,790

Condensed Financials (Year ended December 2005)
Unaudited Statements of Consolidated Cash Flows

	Three months ended December 31,		Year ended December 31,
($ in millions)	2005	2004	2005	2004
Cash Flows From Operating Activities:
Net earnings	$44.6	$56.4	$261.5	$295.6
Depreciation and amortization	52.7	52.4	213.5	215.1
Change in working capital	168.3	116.8	103.4	7.1
Other	8.4	18.5	(19.6)	18.1
	274.0	244.1	558.8	535.9
Cash Flows From Investing Activities:
Additions to property, plant and equipment	(97.5)	(96.1)	(291.7)	(196.0)
Business acquisitions	-	(0.2)	-	(17.2)
Other	10.9	4.6	1.7	3.6
	(86.6)	(91.7)	(290.0)	(209.6)
Cash Flows From Financing Activities:
Net change in borrowings	(153.4)	(6.9)	1.5	(78.3)
Dividends	(10.2)	(11.1)	(42.5)	(38.9)
Purchase of common stock, net	(47.7)	(6.5)	(358.1)	(50.0)
Other	(11.6)	(0.5)	(11.6)	(0.9)
	(222.9)	(25.0)	(410.7)	(168.1)
Effect of exchange rate changes on cash	6.1	3.5	4.2	4.0
Increase (decrease) in cash	(29.4)	130.9	(137.7)	162.2
Cash-beginning of period	90.4	67.8	198.7	36.5
Cash-end of period	$61.0	$198.7	$61.0	$198.7

Condensed Financials (Year ended December 2005)
Unaudited Consolidated Balance Sheets

	December 31,	December 31,
($ in millions)	2005	2004
Assets
Current assets
Cash and cash equivalents	$61.0	$198.7
Receivables, net	376.6	346.8
Inventories, net	670.3	629.5
Deferred taxes and prepaid expenses	117.9	70.6
Total current assets	1,225.8	1,245.6
Property, plant and equipment, net	1,556.6	1,532.4
Goodwill	1,258.6	1,410.0
Other assets	302.4	289.7
Total assets	$4,343.4	$4,477.7
Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt and current portion of long-term debt	$116.4	$123.0
Payables and accrued liabilities	1,073.1	873.3
Total current liabilities	1,189.5	996.3
Long-term debt	1,473.3	1,537.7
Other liabilities and minority interests	845.3	857.1
Shareholders’ equity	835.3	1,086.6
Total liabilities and shareholders’ equity	$4,343.4	$4,477.7

Notes to Condensed Financials (Year ended December 2005)

($ in millions)	Three months ended December 31,		Year ended December 31,
1. Business Segment Information	2005	2004	2005	2004
Sales-
North American packaging-
Metal beverage	$545.7	$539.2	$2,390.4	$2,360.6
Metal food	168.5	190.6	824.0	777.5
Plastic containers	113.6	93.4	487.5	401.0
	827.8	823.2	3,701.9	3,539.1
International packaging-
Europe metal beverage	257.4	248.7	1,181.4	1,105.4
Asia metal beverage and plastic containers	38.7	29.8	173.1	142.7
	296.1	278.5	1,354.5	1,248.1
Aerospace and technologies	167.3	161.1	694.8	653.0
Consolidated net sales	$1,291.2	$1,262.8	$5,751.2	$5,440.2

Earnings before interest and taxes-
North American packaging	$51.3	$75.2	$289.3	$333.9
Business consolidation gains (costs) (Note 2)	(2.4)	0.3	(30.5)	1.1
Total North American packaging	48.9	75.5	258.8	335.0
International packaging	26.7	35.5	172.5	184.3
Business consolidation gains (Note 2)	9.3	7.8	9.3	13.7
Total international packaging	36.0	43.3	181.8	198.0
Aerospace and technologies	15.7	13.5	54.7	48.3
Business consolidation gains (Note 2)	-	0.4	-	0.4
	15.7	13.9	54.7	48.7
Segment earnings before interest and taxes	100.6	132.7	495.3	581.7
Undistributed corporate costs	(9.0)	(11.0)	(32.8)	(42.8)
Earnings before interest and taxes	$91.6	$121.7	$462.5	$538.9

2. Business Consolidation Activities and Debt Refinancing Costs

Debt Refinancing Costs-

On October 13, 2005, Ball refinanced its senior secured credit facilities. The new six-year, $1,450 million senior credit facilities consist of British sterling, Euro, and Canadian dollar term loans, as well as a multicurrency revolving credit facility. The new credit facilities provide more flexibility, extend maturities at lower interest rate spreads and allow for added borrowing capacity. The refinancing resulted in a pretax fourth quarter added interest charge of $11.5 million ($7.6 million after tax) related to the write-off of unamortized debt issuance costs.

On November 14, 2005, Ball refinanced all outstanding 7.75% Senior Notes due in August 2006 through the drawdown of funds under the new senior credit facilities. In connection with the refinancing of the higher interest rate debt, a pretax charge of $6.5 million ($3.9 million after tax) was also recorded in the fourth quarter as additional interest to reflect the call premium and write off of unamortized debt issuance costs. Also in the third quarter, Ball redeemed $31 million of the 7.75% Senior Notes which resulted in a pretax interest charge of $1.3 million ($0.8 million after tax).

Notes to Condensed Financials (Year ended December 2005)

2. Business Consolidation Activities and Debt Refinancing Costs (continued)

Business Consolidation Activities-

2005

In the fourth quarter of 2005, Ball recognized $9.3 million of earnings ($5.8 million after tax) primarily related to the final resolution of tax matters on prior restructuring activities in China. The China restructuring activities have been concluded. The company also recorded a charge of $4.6 million ($3.1 million after tax) for employee severance and pension costs related to a reduction in the work force in a metal food container plant in Canada which was somewhat offset by a $2.2 million gain ($1.5 million after tax) to adjust the Baie d’Urfe plant to net realizable value, initially written down in the second quarter of 2005.

In the third quarter of 2005, Ball commenced a project to upgrade and streamline its North American beverage can end manufacturing capabilities, a project that is expected to result in productivity gains and cost reductions. In connection with these activities, the company recorded a $19.3 million charge ($11.7 million after tax) primarily for the write off of obsolete equipment spare parts and employee termination costs.

In the second quarter of 2005, Ball announced the closure of the Baie d’Urfe metal food container plant in Canada. In connection with the closure, the company recorded a charge of $8.8 million ($5.9 million after tax), primarily comprised of employee termination costs and the write down of fixed assets to net realizable value.

2004

In 2004, the company recorded $15.2 million of earnings ($9.5 million after tax) related to the recovery of amounts previously expensed in a prior year business consolidation charge of which $8.5 million ($5.3 million after tax) was recorded in the fourth quarter of 2004.

A summary of the effects of the above transactions on after-tax earnings follows:
	Three months ended		Twelve months ended
($ in millions, except per share amounts)	Dec.31, 2005	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2004
Net earnings as reported	$44.6	$56.4	$261.5	$295.6
Business consolidation costs (gains), net of tax	(4.2)	(5.3)	13.4	(9.5)
Debt refinancing costs, net of tax	11.5	-	12.3	-
Net earnings before the above items	$51.9	$51.1	$287.2	$286.1
Per basic share before the above items	$0.50	$0.46	$2.67	$2.58
Per diluted share before the above items	$0.49	$0.45	$2.62	$2.52
Increase over prior year	8%		4%

Ball’s management segregates the above items related to closed facilities and debt refinancing costs to evaluate the company’s performance of current operations. The above is presented on a non-U.S. GAAP basis and should be considered in connection with the unaudited statement of consolidated earnings. Non-U.S. GAAP measures should not be considered in isolation.

3. Repatriation of Foreign Earnings and Capital

In July 2005, the company’s CEO approved a foreign dividend and capital distribution plan that includes the repatriation of undistributed earnings of certain of its foreign subsidiaries during the third and fourth quarters of 2005. The company recorded a current tax payable of $16 million that was more than offset by the release of $19.2 million of accrued taxes on prior year unremitted foreign earnings, resulting in a net decrease in tax expense of $3.2 million.

4. Equity in Results of Affiliates

A $15.2 million loss (13 cents per diluted share) was recognized in the fourth quarter of 2004 pertaining to an allowance for doubtful accounts recorded in a minority-owned PRC joint venture. The remaining carrying value of the investment of $3.4 million was written off in the first quarter of 2005 in earnings before interest and taxes.

5. Free Cash Flow

Management internally uses a free cash flow measure (1) to evaluate the company’s operating results, (2) for planning purposes, (3) to evaluate strategic investments and (4) to evaluate the company’s ability to incur and service debt. Free cash flow is not a defined term under U.S. generally accepted accounting principles (a non-U.S. GAAP measure). Non-U.S. GAAP measures should not be considered in isolation or as a substitute for net earning or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures of other companies.

Free cash flow is typically derived directly from the company’s cash flow statements and defined as cash flows from operating activities less additions to property, plant and equipment; however it may be adjusted for items that affect comparability between periods. Cash flow from operating activities is the most comparable GAAP term to free cash flow and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

Free cash flow in 2005 amounted to $267 million.